Modern Capital Funds Trust N-1A/A

Exhibit 99(l)

mODERN CAPITAL FUNDS TRUST

MODERN CAPITAL tACTICAL OPPORTUNITIES FUND

FORM OF PRIVATE OFFERING (SEED MONEY) AGREEMENT

This Private Offering (Seed Money) Agreement (the “Agreement”) made this 4th day of January, 2021, by and between Modern Capital Funds Trust, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), on behalf of the Modern Capital Tactical Opportunities Fund, and Bradley D. Atkins (the “Subscriber”).

1.       The Subscriber subscribes for and agrees to purchase from the Trust 10,000 shares of Modern Capital Tactical Opportunities Fund for a purchase price of $10 per share and a total purchase price of $100,000.

2.       The Subscriber represents and warrants that the shares subscribed for are being and will be acquired for investment for his own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof. The Subscriber is purchasing the shares pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to provide the seed capital for Modern Capital Tactical Opportunities Fund prior to the commencement of the public offering of its shares.

3.       This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually and the obligations imposed upon the Trust by this Agreement are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. The execution and delivery of this Agreement has been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

Bradley D. Atkins

Signature:	/s/Brad Atkins
By:	Bradley D. Atkins
Title:	Chief Executive Officer

Modern Capital Funds Trust

Signature:	/s/Brad Atkins
By:	Bradley D. Atkins
Title:	President